ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 8, 2009

Autocallable Optimization Securities with Contingent Protection Linked to the Technology Select Sector SPDR Fund

Tactical Strategy for Flat or Bullish Markets

UBS AG $•   Securities linked to the Technology Select Sector SPDR Fund due on or about November 2, 2010

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the Technology Select Sector SPDR Fund (the “underlying equity”) . The Securities are designed for investors who believe that the price of the underlying equity will increase during the Observation Period. The Securities will be called automatically if the underlying equity closes at or above the Starting Price on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying equity closes below the Trigger Price on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Starting Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity — If you believe the underlying equity will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying equity on any Observation Date is equal to or greater than the Starting Price. If the Securities are not called, investors will have downside market exposure to the underlying equity at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates*

Trade Date	October 27, 2009
Settlement Date	October 30, 2009
Final Valuation Date	October 27, 2010
Maturity Date	November 2, 2010
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Security Offering

These preliminary terms relate to Securities linked to the Technology Select Sector SPDR Fund. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return rate*	Starting Price*	Trigger Price	CUSIP	ISIN
Technology Select Sector SPDR Fund (XLK)	11% to 15%	•	90% of the Starting Price	902661297	US9026612971
*	Annualized. Actual Call Return rate and Starting Price to be determined on the Trade Date.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, dated June 3, 2009, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-11 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Technology Select Sector SPDR Fund (XLK)	$•	$10.00	$•	$0.125	$•	$9.875

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	AOS CP Product supplement dated June 3, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000331/c151113_690360-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated June 3, 2009, and references to “accompanying prospectus” mean the UBS prospectus (Debt Securities and Warrants), dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying equity will not close below the Trigger Price, which is 90% of the Starting Price on the Final Valuation Date
♦	You believe the underlying equity will close at or above the Starting Price on one of the specified Observation Dates
♦	You are willing to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise willing to hold such securities to maturity
♦	You believe the underlying equity will remain stable for the term of the Securities and will close at or above the Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the applicable Call Return, an annualized return of between 11.00% to 15.00%. The actual Call Return will be set on the Trade Date
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities
♦	You are willing to make an investment where you could lose some or all of your principal
♦	You seek exposure to technology sector companies

The Securities may not be suitable for you if:

♦	You believe the underlying equity will close below the Trigger Price, which is 90% of the Starting Price on the Final Valuation Date
♦	You believe stock prices of technology sector companies comprising the underlying equity will decrease during the Observation Period
♦	You seek an investment that is 100% principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the applicable Call Return, an annualized return of between 11.00% to 15.00%. The actual Call Return will be set on the Trade Date
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with the UBS, as Issuer of the Securities
♦	You do not seek exposure to technology sector companies

The investor suitability factors listed above are intended to identify certain considerations that may be relevant to the decision to invest in the Securities and are not intended to be a complete list.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	12 months, unless earlier called
Underlying Equity	Technology Select Sector SPDR Fund (Ticker: XLK) (the “underlying equity”)
Call Feature	The Securities will be called if the closing level of the underlying equity on any Observation Date is at or above the Starting Price
Observation Dates	Monthly, on or about November 23, 2009, December 24, 2009, January 25, 2010, February 22, 2010, March 25, 2010, April 26, 2010, May 24, 2010, June 24, 2010, July 26, 2010, August 25, 2010, September 24, 2010 and October 27, 2010.[1]
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return, at an annualized rate of between 11% to 15%[2]. The table below assumes a Call Return of 13.00% per annum.
Observation Date[3]	*Call Return (numbers below assume 13.00% per annum)	*Call Price (per $10.00)
November 23 2009	1.083%	$10.11
December 24, 2009	2.167%	$10.22
January 25, 2010	3.250%	$10.33
February 22, 2010	4.333%	$10.43
March 25, 2010	5.417%	$10.54
April 26, 2010	6.500%	$10.65
May 24, 2010	7.583%	$10.76
June 24, 2010	8.667%	$10.87
July 26, 2010	9.750%	$10.98
August 25, 2010	10.833%	$11.08
September 24, 2010	11.917%	$11.19
October 27, 2010	13.000%	$11.30
*	Call Return and Call Price amounts have been rounded for ease of analysis

Payment at Maturity (per Security)	If the Securities are not called and the Ending Price is above or equal to the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.[4]
If the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	90% of the Starting Price
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
Starting Price	The closing price of the underlying equity on the Trade Date.
Ending Price	The closing price of the underlying equity on the Final Valuation Date.
Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying equity declines.

[1]	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-24.
[2]	Actual Call Return to be determined on the Trade Date.
[3]	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
[4]	Contingent principal protection is provided by UBS, as issuer, and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Starting Price:	20.79
Call Return:	13% per annum (or 1.083% per month)
Observation Dates:	Monthly
Trigger Price:	18.71 (which is 90.00% of the Starting Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$25.00 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.11

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.11 per $10.00 principal amount (1.083% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$20.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$19.75 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$19.50 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$25.00 (at or above Starting Price, Securities are called)

Call Price (per $10.00):	$11.30

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $11.30 per $10.00 principal amount (13.00% return on the Securities).

Example 3 — Securities are NOT Called and the Ending Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$20.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$19.75 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$19.50 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$18.85 (below Starting Price, but above Trigger Price, Securities NOT called)

Call Price (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities). The Securities are not called during the Observation Period and the Ending Price is above or equal to the Trigger Price on the Final Valuation Date.

Example 4 — Securities are NOT Called and the Ending Price is below the Trigger Price on the Final Valuation Date.

Closing Price at first Observation Date:	$20.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$19.75 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$18.00 (below Starting Price and Trigger Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$14.553 (below Starting Price and Trigger Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 30%)
$7.00

Since the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date, at maturity you will receive a total of $7.00 per $10.00 principal amount (a 30.00% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the equities upon which the price of the underlying equity is based. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the underlying equity closing at or above the Starting Price on an Observation Date. You will lose some or all of your principal if the Securities are not called and the Ending Price is below the Trigger Price on the Final Valuation Date.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the performance of the underlying equity. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be significantly lower than the maximum potential Call Return.
♦	If your Securities are called, you may not be able to reinvest at comparable terms of returns.
♦	Contingent principal protection — The Securities provide principal protection only if the Ending Price is above or equal to the Trigger Price on the Final Valuation Date, and you hold the Securities to maturity. Principal protection depends on the ability of UBS to satisfy its obligations as they come due.
♦	No interest payments — You will not receive any interest payments on the Securities.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the initial price to public, and, as a result, you may suffer substantial losses.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.
♦	Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity — The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.
♦	Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities, and in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Single ETF risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the underlying equity, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There is a high probability that either the underlying equity will close below the Trigger Price on the Final Valuation Date or that the Securities will be called — Since its inception, the underlying equity has experienced significant volatility. As a result, there is a high probability that the underlying equity will close below the Trigger Price on the Final Valuation Date, which will result in the loss of some or all of your investment. In addition, the high volatility of the underlying equity increases the likelihood that the Securities are called before the Final Valuation Date, resulting in a return lower than the maximum potential Call Return.
♦	Limited antidilution protection — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying equity, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. Consequently, this could affect the calculation of the Underlying Return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-26 of the AOS CP product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity or the equity securities underlying the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the equity securities comprising the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the closing price of the underlying equity on the Final Valuation Date has fallen below the Trigger Price and the payment at maturity on the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying equity or any equity security comprising the underlying equity, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the underlying equity

♦	Your Investment is concentrated in the technology sector — All of the securities included in the underlying equity are issued by companies whose primary line of business are directly associated with the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technology advances could have a major effect on the value of the underlying equity’s investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescense, government regulation and competition, both domesticlally and internationally, including competition from foreign competitors with lower production costs. Technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.
♦	Failure of the underlying equity to track the level of the Technology Select Sector Index (the “underlying index”) — While the underlying equity is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of the underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of the underlying index during the term of the Securities.
♦	Management risk — The underlying equity is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying equity, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the underlying equity generally would not sell a security because the security’s issuer was in financial trouble.
♦	Limited operating history — The underlying equity may have a limited operating history. Although the shares of the underlying equity are listed for trading, there is no assurance that an active trading market will continue for the shares of the underlying equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the shares of an ETF may fluctuate with changes in the market value of the ETF securities. The market prices of the shares of the ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of an ETF may differ from its NAV per share; shares of an ETF may trade at, above or below their NAV per share.
♦	UBS cannot control actions by the underlying equity issuer, which may adjust the underlying equity in a way that could adversely affect the value of the Securities and the amount payable on the Securities, and the underlying equity issuer has no obligation to consider your interest — The policies of the underlying equity issuer concerning the calculation of the underlying equity’s net asset value, additions, deletions or substitutions of common stocks held by the underlying equity and the manner in which changes affecting the underlying index are reflected in the underlying equity could affect the market price of shares of the underlying equity and, therefore, the amount payable on the Securities at maturity.
Information about the Underlying Equity

Included on the following pages is a brief description of the underlying issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. Partial data is provided for the fourth calendar quarter of 2009. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Technology Select Sector SPDR Fund (XLK)

We have derived all information contained in this free writing prospectus regarding the Technology Select Sector SPDR Fund (the “XLK Fund” or “the underlying equity”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SSgA Funds Management, Inc. (“SSFM”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The XLK Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of nine separate investment portfolios, including the XLK Fund, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The XLK Fund is an exchange traded fund that trades on NYSE Arca under the ticker symbol “XLK”.

Information provided to or filed with the SEC by the XLK Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-08837, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the Securities, you should undertake an independent investigation of the XLK Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the XLK Fund shares.

The XLK Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the Technology Select Sector Index (the “underlying index”). The underlying index measures the performance of the technology sector of the U.S. equity market.

The XLK Fund utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the underlying index. The XLK Fund will invest in all of the securities which comprise the underlying index. The XLK Fund will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

The Technology Select Sector Index is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that are components of the S&P 500® Index and are involved in the development and production of technology products. Technology products include computers and peripherals, semiconductor equipment and products, telecommunications equipment, microcomputer components, integrated computer circuits and process monitoring systems. For more information on the Technology Select Sector Index, please see page 9.

Historical Information

The following table sets forth the quarterly high and low closing prices for the XLK Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg L.P. The closing price of the XLK Fund on October 6, 2009 was $20.79. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/6/2004*	3/31/2004	$22.14	$19.43	$20.22
4/1/2004	6/30/2004	$21.07	$19.29	$20.71
7/1/2004	9/30/2004	$20.30	$17.95	$19.11
10/1/2004	12/31/2004	$21.71	$19.37	$21.09
1/3/2005	3/31/2005	$20.93	$19.26	$19.55
4/1/2005	6/30/2005	$20.47	$18.49	$19.92
7/1/2005	9/30/2005	$21.41	$20.06	$20.87
10/3/2005	12/30/2005	$22.06	$19.82	$20.92
1/3/2006	3/31/2006	$22.29	$21.19	$22.19
4/3/2006	6/30/2006	$22.54	$19.56	$20.32
7/3/2006	9/29/2006	$22.13	$18.99	$21.99
10/2/2006	12/29/2006	$23.81	$22.28	$23.25
1/3/2007	3/30/2007	$24.02	$22.55	$23.34
4/2/2007	6/29/2007	$25.84	$23.67	$25.71
7/2/2007	9/28/2007	$27.07	$24.51	$26.99
10/1/2007	12/31/2007	$28.40	$25.21	$26.62
1/2/2008	3/31/2008	$26.16	$21.78	$22.50
4/1/2008	6/30/2008	$25.43	$22.45	$22.88
7/1/2008	9/30/2008	$23.70	$18.74	$19.80
10/1/2008	12/31/2008	$19.52	$13.20	$15.41
1/2/2009	3/31/2009	$16.31	$13.22	$15.62
4/1/2009	6/30/2009	$18.43	$16.08	$18.17
7/1/2009	9/30/2009	$20.99	$17.34	$20.87
10/1/2009	10/06/2009**	$20.79**	$20.25**	$20.79**
*	The XLK Fund launched on December 16, 1998.
**	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through October 6, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graph below illustrates the performance of the XLK Fund from January 3, 2003 to October 6, 2009, assuming a Starting Price of $20.79, which was the closing price of the XLK Fund on October 6, 2009, and a Trigger Price equal to 90% of the Starting Price (the actual Starting Price and Trigger Price will be determined on the Trade Date).

Source: Bloomberg L.P.
Historical prices of the underlying equity should not be taken as an indication of future performance.

Technology Select Sector Index

Description of the Technology Select Sector Index

All information in this free writing prospectus regarding the Technology Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or NYSE Arca. We have not independently verified such information. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Technology Select Sector Index is not an indication of future performance. Future performance of the Technology Select Sector Index may differ significantly from historical performance, either positively or negatively.

The Technology Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of technology products. Technology products include computers and peripherals, semiconductor equipment and products, telecommunications equipment, microcomputer components, integrated computer circuits and process monitoring systems. As of October 6, 2009, the Technology Select Sector Index included 87 component stocks.

The stocks included in the Technology Select Sector Index are selected by Merrill Lynch (the Index Compilation Agent) in consultation with Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the Technology Select Sector Index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The NYSE Arca acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Technology Select Sector Index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR Fund.

Calculation Methodology

The Technology Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Technology Select Sector Index reflects the total market value of all of its component stocks relative to a particular base period. Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

The daily calculation of the Technology Select Sector Index is computed by dividing the total market value of the companies in the Technology Select Sector Index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Technology Select Sector Index, it is the only link to the original base period value of the Technology Select Sector Index. The Index Divisor keeps the Technology Select Sector Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the underlying index level as a result of non-market forces (corporate actions, replacements of stocks in the Technology Select Sector Index, weighting changes, etc.).

Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Technology Select Sector Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Technology Select Sector Index.

S&P will advise the Index Calculation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Technology Select Sector Index. Corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Technology Select Sector Index calculation, will be handled by the NYSE Arca and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event that a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the index calculation agent.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-38 of the AOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-39 of the AOS CP product supplement.

It is possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, call or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your Securities and sold such interest in the Fund on the date of the sale or maturity of the Securities. In the opinion of our counsel, Sullivan & Cromwell LLP, however, the Securities should not be treated as subject to the constructive ownership rules of Section 1260.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities that is less than one year even if you receive cash upon the redemption or maturity of your Securities at a time that is more than one year after the beginning of your holding period.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	265,114	244,158
Total Debt	265,114	244,158
Minority Interest(2)	8,011	7,378
Shareholders’ Equity	33,545	30,894
Total capitalization	306,670	282,429

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.92095 (the exchange rate in effect as of June 30, 2009).

Supplemental Plan of Distribution

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.